EXHIBIT 99.2

Rowan Companies, Inc.
News Release                         2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                          June 7, 2005

ROWAN ANNOUNCES SALE OF JACK-UP RIG

HOUSTON, TEXAS - Rowan Companies, Inc. (NYSE: RDC) (“Rowan”) today announced that the Company has agreed to sell one of its LeTourneau 52-class jack-up rigs, the Rowan-Texas, for approximately $45 million in cash, after selling expenses.

The sale of the rig is expected to close within 60 days and the Company expects to record an after-tax gain on the transaction of approximately $25 million. Following its sale, the rig will be renamed and depart the Gulf of Mexico.

The Rowan-Texas is one of the Company’s first jack-up rigs, having been delivered in 1973. The rig is one of the oldest LeTourneau units still performing as originally designed - drilling wells to depths of up to 20,000 feet. For most of its 32-year history, the Rowan-Texas has operated on the Outer Continental Shelf in the shallow waters of the Gulf of Mexico.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.